As filed with the Securities and Exchange Commission on April 8, 2003
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           --------------------------
                                 THE 3DO COMPANY
             (Exact name of Registrant as specified in its charter)
                           --------------------------
            Delaware                                            94-3177293
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                                200 Cardinal Way
                             Redwood City, CA 94063
                                 (650) 385-3000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------
                                 James Alan Cook
                    Executive Vice President, General Counsel
                                  and Secretary
                                 The 3DO Company
                                200 Cardinal Way
                             Redwood City, CA 94063
                                 (650) 385-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------
                                   Copies to:
                                Neil Wolff, Esq.
                               Yoichiro Taku, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (650) 493-9300
                           --------------------------
    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           --------------------------

                                                   CALCULATION OF REGISTRATION FEE
========================================= ========================= ====================== ====================== ==================
                                                                      Proposed Maximum       Proposed Maximum         Amount of
         Title of Each Class of                 Amount to be           Offering Price       Aggregate Offering       Registration
      Securities to be Registered              Registered (1)           Per Share (2)            Price (2)             Fee (4)
----------------------------------------- ------------------------- ---------------------- ---------------------- ------------------
Common Stock, $0.01 par value.........             135,000 shares          $1.79               $241,650                $22.23
========================================= ========================= ====================== ====================== ==================

 (1) Shares of common stock that may be offered pursuant to this registration statement include 75,000 shares issuable upon exercise of warrants issued in connection with the execution of a Loan and Security Agreement with IIG Capital, LLC on March 19, 2003. Shares of common stock also include 30,000 shares issuable upon exercise of warrants held by Atlas Capital Services and persons affiliated with Atlas Capital Services.
 (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and was based on the average of the high and low prices of the common stock on the Nasdaq National Market on April 7, 2003, as reported by The Nasdaq Stock Market.

                           --------------------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION DATED APRIL 8, 2003

PROSPECTUS

                                 THE 3DO COMPANY

                                 135,000 SHARES

                                  COMMON STOCK

                           --------------------------

         This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus of up to 135,000 shares of our common stock. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus.

                           --------------------------

         See "Risk Factors" on page 1 for information you should consider before buying shares of our common stock.

                           --------------------------

         Our common stock is listed on the Nasdaq National Market under the symbol "THDO." On April 7, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $1.78 per share.

                           --------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           --------------------------




                     This prospectus is dated April 8, 2003

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary.............................................................1
Risk Factors...................................................................1
The 3DO Company...............................................................14
Special Note Regarding Forward-Looking Statements.............................14
Use of Proceeds...............................................................15
Selling Stockholders..........................................................15
Plan of Distribution..........................................................16
Legal Matters.................................................................17
Experts  .....................................................................17
Additional Information........................................................18
Information Incorporated By Reference.........................................18

                               PROSPECTUS SUMMARY

         YOU SHOULD RELY ONLY ON INFORMATION OR REPRESENTATIONS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH ANY DIFFERENT INFORMATION.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

         Risks and Uncertainties Relating to our Business and Operations

Our ability to continue as a "going concern" is uncertain.

         Our consolidated financial statements have been prepared on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The independent accountants' report on our financial statements as of and for the fiscal year ended March 31, 2002, includes an explanatory paragraph which states that we have suffered recurring losses from operations and have a net capital deficiency that raise substantial doubt about our ability to continue as a going concern.

Our common stock could be delisted from the Nasdaq National Market if our stockholders' equity remains below $10.0 million.

         Our common stock trades on the Nasdaq National Market, which specifies certain requirements for continued listing. One of the requirements requires us to maintain stockholders' equity of at least $10.0 million. As of December 31, 2002, our stockholders' equity had fallen to $7.1 million. As a result of this deficiency, our common stock is subject to delisting from the Nasdaq National Market.

         We are currently trying to raise our stockholders' equity above the $10.0 million minimum requirement. In January and February 2003, we raised approximately $1.2 million through the sale of common stock and warrants that has decreased the amount of the deficiency. We intend to cause Trip Hawkins, our Chairman and Chief Executive Officer, to purchase $3.0 million of equity securities through cancellation of principal and accrued interest on outstanding loans on the same terms as the financing in February 2003. Furthermore, if our plans to become profitable in the future are successful, our retained earnings would increase, which would also increase the amount of stockholders' equity.

         The Nasdaq Staff has notified us that we have until May 23, 2003 to complete the transaction with Mr. Hawkins. In addition, we must demonstrate compliance with all continued listing requirements by June 30, 2003, when we file our Form 10-K for the fiscal year ended March 31, 2003. If we do not satisfy the listing requirements, we may receive a delisting notification. When we receive this notification, we will have the option to appeal the delisting decision to a Nasdaq Listing Qualifications Panel. If we choose to appeal, Nasdaq will continue listing our common stock on the National Market until the appeal process is resolved. We cannot assure you that our efforts to raise our stockholders' equity will be successful, or that we will choose to appeal a Nasdaq decision to delist our common stock. Even if we choose to appeal, we cannot assure you that the Nasdaq Listing Qualifications Panel will grant our request to remain listed on the National Market.

If we do not obtain stockholder approval for the issuance of common stock and a warrant to Trip Hawkins, our common stock could be delisted from the Nasdaq National Market.

         3DO intends to cause Mr. Hawkins to purchase 1,764,705 shares of common stock at $1.70 per share and to issue a warrant to Mr. Hawkins that will entitle him to purchase 441,176 shares of common stock by canceling $3.0 million of principal and accrued interest on a promissory note originally issued on October 1, 2002. One of those rules of the Nasdaq National Market requires stockholder approval for any issuance of stock at a price below the market price, where (1) the issuance is to an officer or director, or (2) the amount of stock being issued is equal to or in excess of 20% of the voting power outstanding. Because of these rules, we are seeking stockholder approval to issue the common stock and the common stock issuable upon the exercise of the warrant. If we do not obtain stockholder approval, we will not be able to complete the transaction. In such event, we may be delisted from the Nasdaq National Market if we are not able to increase our stockholders' equity to above $10.0 million by other means.

Delisting of our common stock from the Nasdaq National Market could result in a redemption of our Series A Convertible Preferred Stock, and we may become insolvent.

         In the event our common stock is delisted from the Nasdaq National Market, we will attempt to have our common stock traded on the Nasdaq SmallCap Market. Moving to the Nasdaq SmallCap Market could allow holders of our Series A Convertible Preferred Stock to force the redemption of their shares at 125% of the original issue price plus dividends. We might not have the funds to redeem those shares at that time and we could become insolvent. In additional, if our common stock was delisted, it would seriously limit the liquidity of our common stock and impair our ability to raise future capital through the sale of our common stock, which could have a material adverse effect on our business. Delisting could reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they have done historically, and may have an adverse effect on the trading price of our common stock. Delisting could also adversely affect our relationships with vendors and customers.

Trip Hawkins may cause us to repay outstanding loans to him on five days written notice, and we may become insolvent if we do not have the funds to repay him.

         We have borrowed $12.0 million from Trip Hawkins. If stockholders approve the issuance of the common stock and the warrant, then the outstanding principal amount of loans would be $9.0 million. If Mr. Hawkins causes us to repay the loans, we may not have the funds to do so and we may become insolvent. $8.0 million of the loans are evidenced by promissory notes that bear interest at 9.5% per annum and are payable upon five days written notice by Mr. Hawkins or immediately if there is an event of default. An event of default includes, but is not limited to, failure to pay interest or principal on the note, or upon bankruptcy or insolvency proceedings. Interest is payable quarterly. $4.0 million of the loans are evidenced by a promissory note that bears interest at the rate payable by Mr. Hawkins to Comerica Bank-California and is payable upon five days written notice by Mr. Hawkins or immediately if there is an event of default. Interest is payable when interest is payable by Mr. Hawkins to Comerica Bank-California, or quarterly if no obligations are outstanding to such bank. The loans are secured by security interest in all of our assets.

Our ability to meet cash requirements and preserve liquidity is dependent on continued availability of our credit facility, timely product releases, attainment of our sales and licensing objectives and maintaining tight controls over spending.

         We recorded a net loss attributable to common stockholders of $50.5 million on revenues of $53.7 million for fiscal year 2002 and also sustained significant losses for the fiscal year ended 2001. At December 31, 2002, we had an accumulated deficit of $262.0 million. These circumstances raise substantial doubt about our ability to continue as a going concern.

         We cannot assure you that future cash flows from operations will be sufficient to meet operating requirements and allow us to service debt and dividend requirements and repay any underlying indebtedness at maturity. If we do not achieve the cash flows that are anticipated from our $10.0 million credit facility, our planned product release schedules and attainment of our forecast sales objectives, we may not be able to meet our cash requirements. We may require additional financing to fund on-going and planned operations and may need to implement further expense reduction measures. This may include:

         o        the sale of assets;

         o        the consolidation of operations;

         o        workforce reductions; and

         o        the  delay,  cancellation  or  reduction  of  certain  product
                  development,   marketing,   licensing,  or  other  operational
                  programs.

Some of these measures will require third-party consents or approvals, and we cannot assure you that such consents or approvals will be obtained. We cannot assure you that we will be able to make additional financing arrangements on satisfactory terms, if at all. In such event, our operations and liquidity would be materially adversely affected and we could be forced to cease operations. We may be forced to sell assets, refinance existing indebtedness, further reduce our business and operations, or combine with another company to obtain additional resources to remain competitive.

         We believe that actions we have taken, including recent reductions of workforce, spending reductions in marketing and renegotiation of the lease of our headquarters facility, are expected to contribute to returning our operations to profitability. However, we cannot assure you that we will achieve profitability in fiscal 2004 and beyond, nor can we provide assurances that we will successfully complete the development of products planned for release or achieve the sales necessary to avoid further expense reductions in the future.

If the popularity of our brands lessens, revenues could decline.

         Significant portions of our historical revenues have been derived from a limited number of brands. A decline in the popularity of one or more of these brands could adversely affect revenues from operations, and require us to revise the forecasts of our future business. Our product strategy is to extend our established interactive entertainment software brands across multiple genres and platforms in order to better differentiate our products to consumers and retailers. Each of our current brands is based on a well-defined computer game environment, or "fantasy world." We create fantasy worlds in our products that allow users to engage in activities that they otherwise may be unable to perform, in settings to which they may not otherwise have access. We develop products in the most popular genres, which include action, strategy, adventure/role playing, sports and family entertainment. We believe that consumers who have enjoyed game playing in a distinctive fantasy world are more likely to buy other products based on the same or a similar fantasy world. We offer consumers of our products both sequels and line extensions of games they already own, as well as new game experiences in different genres within a familiar fantasy world. Our brands include Army Men, Cubix, Heroes of Might and Magic, High Heat Baseball, and Might and Magic. We employ our branding strategy to leverage our marketing efforts so longer-lived brands can yield results across multiple platforms and multiple years.

If we do not introduce products on a timely basis, revenue, profit and cash flow could be negatively impacted.

         Since video games and computer software products have relatively short life cycles, with many products having a sales life cycle of less than nine months, we are continuously developing new products in order to generate revenues that can sustain our operations and allow us to achieve our business plans. The timely development and commercial release of a new video game or computer game depends on a variety of factors, including the creative design and development process, testing and debugging, obtaining the approvals of third-party content licensors, obtaining the approvals of hardware platform licensors (such as Sony and Nintendo), and manufacturing and assembly of production units of such products. The development of games for technically sophisticated next-generation interactive platforms is a relatively complex, expensive and time-intensive undertaking that requires the coordinated services of numerous employees and contractors working for us. Delays incurred in the development, approval or manufacturing processes may result in delays in the introduction of our products. Delay in the commercial release of a new product that results in that product's introduction slipping from one fiscal quarter to the next is likely to have an adverse effect on our resulting revenues for the affected quarter since initial shipments of a new product typically account for a high percentage of the product's total net revenues over its life.

         We have experienced significant delays in introducing some of our prior titles and these delays have adversely affected our results of operations. We cannot provide assurances that we will be able to complete the timely development and commercial release of new products in accordance with originally planned release schedules. In the event that we are unable to commercially release new products in accordance with operating plans for a particular quarter or longer period, these product delays would likely have an adverse effect on our revenues and results of operations during the affected quarter and cash flow during subsequent quarters.

If we need to write down prepaid royalties or capitalized development costs below their current recorded value, our results of operations could be adversely affected.

         We typically enter into agreements with content licensors and external developers that require advance payments of royalties and/or guaranteed minimum royalty payments. We cannot provide assurance that the sales of products for which such royalties are paid or guaranteed payments are made will be sufficient to offset and effectively recoup the amount of these required advance payments. We capitalize our advances to licensors as a part of prepaid assets and advances to external developers as part of capitalized software costs. We also capitalize internally developed software once technological feasibility is established as part of capitalized software costs. We analyze these accounts quarterly, and take write-offs when, based on estimates, future individual product contribution will not be sufficient to recover our investment. These write-offs may be significant if we cancel development projects as a result of maintaining tight controls over spending.

The concentration of our sales and accounts receivable in a limited number of customers increases our reliance on that limited number of customers.

         In the nine months ended December 31, 2002, sales to Cokem International, Ltd. represented 14% and sales to Best Buy represented 11% of our total software publishing revenues. In addition, sales to our largest five customers accounted for approximately 44% of our software publishing revenues in the first nine months of fiscal 2003.

         Our sales are typically made on credit, with terms that vary depending upon the customer and the demand for the particular title being sold. We do not hold any collateral to secure payment by our customers. As a result, we are subject to credit risks, which are increased when our receivables represent sales to a limited number of retailers or distributors or are concentrated in foreign markets. Distributors and retailers in the computer industry have from time to time experienced significant fluctuations in their businesses, and there have been a number of business failures among these entities. The insolvency or business failure of any significant distributor or retailer of our products could result in reduced revenues and write-offs of accounts receivable. If we are unable to collect on accounts receivable as they become due, it could adversely affect our business, operating results and financial condition.

We may need to raise additional capital and it may not be available on acceptable terms.

         Our ability to maintain sufficient liquidity in the future is dependent on continued availability of our line of credit, Mr. Hawkins not causing repayment of outstanding loans, successfully achieving our product release schedules, and attaining our forecasted sales objectives. In the future, we may need to raise capital to meet our planned capital needs. Such capital may not be available on acceptable terms, if at all. We may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. Debt incurred by us would be senior to equity in the ability of debt holders to make claims on our assets. For example, Mr. Hawkins has a security interest in all of our property and assets as collateral for the $12.0 million that we have borrowed from him. The terms of any debt issued could impose restrictions on our operations. If adequate funds are not available to satisfy either short or long-term capital requirements, we may be required to curtail our operations significantly or to seek funds through arrangements with strategic partners or other parties that may require us to relinquish material rights to certain of our products, technologies or potential markets, or we may become insolvent.

Delays in new product development could result in loss of significant potential revenues.

         Most of our video game and computer software products have a relatively short life cycle and sell for a limited period of time after their initial release. We depend on the timely introduction of successful new products, including enhancements of or sequels to existing products and conversions of previously released products to additional platforms, to offset and replace declining net revenues from older products. Delays incurred during the development process may result in delays in the commercial release of the affected title. Delays in the release of any new product are likely to have an adverse effect on our revenues for the affected quarter.

If external developers fail to perform satisfactorily, our operating results could be negatively affected.

         While we develop the majority of our titles internally, third-party developers develop many products. A delay in the work performed by a third-party developer may result in delay of our release of the affected product. As importantly, the work performed by third-party developers may not meet our quality standards, and, as a result, we may terminate the development contracts with some developers. Our hardware licensors (e.g., Sony and Nintendo) require that third-party developers obtain and maintain licensor authorization to develop games on our behalf that are compatible with the licensor's hardware platform. Through no fault of ours, a third-party developer's authorization to create a particular product for us may be terminated by the hardware platform licensor, at its sole discretion.

An inability to obtain or retain valuable intellectual property licenses may prevent product releases or result in a decline in sales of our products.

         A number of our existing products and planned products are based on trade names, trademarks, logos, or copyrighted materials that are licensed from third parties (e.g., Major League Baseball, Major League Baseball Players Association, Jonny Moseley, and Cubix). License agreements for these third-party rights typically remain in effect for two to five years. In general, license agreements may be terminated by the licensors upon the occurrence of any of a number of events or circumstances, such as the failure to timely pay the sums that are owed to the licensor, material breach of other provisions of such agreements, or as a result of bankruptcy or insolvency. We cannot provide assurance that we will be able to obtain or will be able to extend the term of any third-party intellectual property licenses. An inability to obtain a desired license or the loss of existing license rights would prevent us from publishing particular products or could limit our sales of unlicensed versions of comparable products which would not feature the trademarks or other intellectual property rights of third-party licensors.

Platform licensors can influence the number of video games that we publish on their respective platforms, as well as our product release schedules, and resulting revenues and gross margins.

         We depend heavily on non-exclusive licenses with Sony, Nintendo and Microsoft for the right to publish titles for their platforms and for the manufacture of our software products designed for use on their platforms. Our licenses require that we obtain their concept approval for each of the products that we would like to publish, as well as their approval of the completed games and associated manuals, packaging artwork and marketing materials. This approval process could cause a delay in our ability to release a new title and could cause us to incur additional expenses to modify our products in order to obtain such approvals. As a result, the number of titles that we are able to publish for these licensors' platforms may be limited or may be delayed from our originally planned product release schedules.

         Our licenses with Sony Computer Entertainment America, Sony Computer Entertainment Europe, Nintendo and Microsoft are limited in term. If any of these licenses should be terminated or not be renewed on acceptable terms, we would be unable to develop and publish software titles for these platforms and our business would be significantly harmed. While we cannot guarantee that these platform licensors will agree to extend the term of their license agreements, we have previously been successful in negotiating comparable license extensions with platform licensors.

         Sony, Nintendo and Microsoft are the sole manufacturers of the titles that we publish under licenses from them. These license agreements provide that the manufacturer may raise the costs that it charges for the units that it manufactures at any time and allows the manufacturer substantial control over whether and when we can release new titles. Additionally, the two to six week manufacturing and delivery cycle for cartridge-based software products for the Game Boy Color and Game Boy Advance handheld game systems require us to accurately forecast retailer and consumer demand for our titles far in advance of planned product releases and expected sales of such software products. Nintendo cartridges are also more expensive to manufacture than CD-ROMs and DVDs, resulting in greater inventory risks for those titles.

If product returns and pricing concessions exceed allowances, we may incur additional costs and potential losses.

         Our arrangements with retailers and distributors require us to accept returns for defective product units. We also provide pricing concessions and allowances to key retail customers whenever wholesale price adjustments are deemed necessary to support our relationship with retailers and maintain access to their retail channel customers. If consumer demand for a particular title does not fulfill expectations, or if consumer demand declines from a prior period, then a subsequent price concession may be provided in an effort to stimulate further sales of the affected titles.

         We establish an allowance for estimated future product returns and price concessions at the time of shipment, based on our historical sell through and return data, our specific minimum low price used for price protection, the level of channel inventory and units for the product previously shipped, and we recognize revenues net of these allowances. Management monitors and adjusts our product returns and pricing allowances throughout the year in order to reflect market acceptance of our products, retail and distributor inventory levels of our products, and results of our prior returns programs and pricing allowances. Our reserve allowance for product returns and pricing allowances was $1.7 million as of December 31, 2002. If we experience product return rates or provide pricing allowances that exceed our estimates based on historical experience, our operating results could be significantly and adversely affected. In addition, if future products should prove to be defective, we would lose potential revenues from sales of the affected product units and may incur an unplanned increase in expenses in connection with efforts to remedy the situation.

If we do not post strong sales during the holiday season and subsequent quarter, our operating results could be negatively affected.

         Our sales of video game and computer software products are highly seasonal. Our peak shipments typically occur in the fourth and first calendar quarters as a result of increased demand for video games and computer software during the year-end holiday season and the after-holiday period. If we do not achieve strong sales in the second half of each fiscal year (each such fiscal year which ends on March 31st), our fiscal year results could be significantly and adversely affected and our ability to achieve profitability in the fiscal year could be negatively impacted.

Our changes to international operations could adversely affect our business.

         Our video game and computer software products are now sold in international markets both principally through licensees, primarily in, the United Kingdom and other European countries, and, to a lesser extent, in Asia and Latin America. The percentage of our total revenues derived from international software publishing activities decreased to 16% in the nine months ended December 31, 2002. There can be no assurance that the recent move to a licensing model will generate similar levels of profitability operations. The insolvency or business failure of any significant licensee of our products could result in reduced revenues and write-offs of accounts receivable. These risks include the following:

         o rely almost exclusively on third parties for sales and distribution of our products;

         o        increased credit risks and collection difficulties;

         o increased risk of piracy and disputes between licensees on distribution;

         o        shipping  delays;

         o        tariffs and duties;

         o        fluctuations in foreign currency exchange rates; and

         o international political, regulatory and economic developments and conditions.

The manufacturers of the software products may not have sufficient production capacity to satisfy our requirements.

         Both Sony and Nintendo publish software products that are designed for use with their own hardware platforms, as well as manufacture software products for their other licensees. If Sony or Nintendo experience an interruption in their manufacturing capabilities or if their manufacturing capacity is adversely impacted as a result of increased demand for third-party software products that compete with our products, these hardware licensors may choose to give priority to the manufacture of their own titles or to the manufacture of other third-party titles. These manufacturers may not have sufficient production capacity to satisfy our scheduling requirements during any period of sustained demand. If Sony and Nintendo are unable to supply us with production software units on acceptable terms and without unexpected delays, our business operations could be materially interrupted and our potential revenues from planned product releases could be significantly and adversely affected.

Our quarterly operating results fluctuate significantly causing unpredictability regarding our revenues and income.

         We  have   experienced  and  expect  to  continue  to  experience  wide fluctuations in quarterly operating results. We are unable to effectively control many of these factors, which include the following:

         o        market acceptance of our titles;

         o        the timing and number of new video game consoles;

         o        delays in product acceptances by Sony, Nintendo or Microsoft;

         o the timing and number of new title introductions by our competitors;

         o increased marketing spending by our competitors relating to the introduction of new titles;

         o changes in pricing policies by our competitors and our actions to meet retailer requests;

         o        product returns;

         o the timing of orders from distributors and major retail customers;

         o        delays in production and shipment; and

         o the mix of sales of higher and lower margin product in a quarter.

         We typically earn a higher gross margin on sales of games that are designed for use with personal computers. Gross margins on sales of products for next generation game console platforms are generally lower because of license fees payable to platform licensors such as Sony, Nintendo and Microsoft, and higher manufacturing costs for game cartridge products for the Game Boy Color and Game Boy Advance handheld game systems. As a consequence, the mix of products sold during each fiscal quarter can significantly affect our gross margins.

         The timing of new title introductions can cause quarterly revenues and earnings to fluctuate substantially from quarter to quarter. A significant portion of our revenues in any fiscal quarter is typically achieved as a result of sales of new titles first introduced in the quarter. Our revenues and earnings will be negatively affected in a given fiscal quarter if we should be unable to complete the development of any particular title or titles in time to commercially release such product(s) during that quarter.

         You should not rely on period-to-period comparisons of our financial results as indications of future results. Our future product releases, operating results, revenues, or profitability could fall below expectations of security industry analysts and investors. Any such shortfall in expectations could cause a decline in the market price of our common stock. Fluctuations in operating results are likely to increase the volatility of our common stock's price. The market price of our common stock has been volatile and is likely to continue to be highly volatile, and stockholders may not be able to recoup their investment.

If we lose key personnel and are unable to replace them, our operating results could be negatively affected.

         Our business operations and prospects for commercial success are largely dependent on the personal efforts of key personnel, particularly Trip Hawkins, our Chairman and Chief Executive Officer. We rely heavily on our internal development studio to design and develop the majority of our products. The loss of any key developers or groups of developers may delay the release of our products. Our success is also dependent upon the ability to hire and retain additional qualified operating, marketing, technical, legal and financial personnel. Competition for personnel is intense, particularly in the San
Francisco Bay area where we maintain our headquarters. The decline in stock price combined with salary reduction programs and related cost reductions could impact our ability to retain key personnel. Further, we cannot provide assurance that we will be able to successfully attract qualified replacement personnel.

The issuance of common stock and a warrant to Trip Hawkins will result in a non-cash accounting charge, and may affect our stock price.

         3DO expects to incur a non-cash accounting charge in connection with the issuance of the common stock and the warrant to Trip Hawkins. This charge would be based on the difference between the issuance price of the common stock in the transaction for accounting purposes and the market price of our common stock on December 27, 2002, multiplied by the number of shares of common stock issued in the transaction. The charge in connection with the transaction may have a material effect on our results of operations. In addition, existing stockholders may suffer dilution as a result of the issuance of the common stock and exercise of the warrant that we intend to issue to Mr. Hawkins. Furthermore, the sale or anticipated sale of significant amounts of common stock may affect our stock price.

Our common stock could be delisted from the Nasdaq National Market if we do not meet the minimum closing bid price per share requirement.

         Another continued Nasdaq National Market listing requirement applicable to us is that the minimum closing bid price per share not fall below $1.00 per share for an extended period of time. We completed a one-for-eight reverse stock split at the close of business on August 22, 2002 to maintain compliance with the requirement. We cannot assure you that our common stock will continue to be listed if we do not meet the minimum closing bid per share requirement in the future.

           Risks and Uncertainties that Affect our Industry in General

Industry competition is intensive and can impact our ability to attain retail shelf space.

         The interactive entertainment software industry is intensely competitive and is characterized by the frequent introduction of new hardware systems and software products. Our competitors vary in size from small companies to very large corporations, which have significantly greater financial, marketing and product development resources than us. Due to these greater resources, some of our competitors are better able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher licensing fees to third-party content licensors which control desirable properties, and pay higher advances and development fees to third-party software developers.

         Our competitors include the following:

         o Other publishers of interactive entertainment software for personal computers and video game consoles, including Acclaim Entertainment, Activision, BAM Entertainment, Eidos, Electronic Arts, Infogrames, Interplay, Lucas Arts, Midway, Sega, Take-Two Interactive, THQ, Ubi Soft International and Vivendi Universal. Integrated video game console hardware/software companies such as Sony, Microsoft and Nintendo, who compete directly with us in the development of software titles for their respective platforms.

         o Large diversified entertainment or software companies, such as The Walt Disney Company, many of which own substantial libraries of available content and have substantially greater financial resources than us, who may decide to compete directly with us or to enter into exclusive relationships with our competitors.

         Retailers of our products typically have a limited amount of shelf space and promotional resources. Publishers of interactive entertainment software products compete intensely for high quality retail shelf space and promotional support from mass merchant resellers and other retailers. To the extent that the number of consumer software products increases, competition for shelf space may intensify and may require us to increase our marketing expenditures.

If more mass merchants establish exclusive buying arrangements, or if retailers terminate their relationship with us, our sales and gross margins would be adversely impacted.

         Mass merchants have become the most important distribution channels for retail sales of interactive entertainment software. Our revenues and operating results may be significantly and adversely affected if any of the mass merchants with whom we conduct business elect to terminate their relationship with us or significantly reduce the amount of business they do with us. A number of these mass merchants, including Wal-Mart, have entered into exclusive buying arrangements with other software developers or distributors, which prevent us from selling our PC products directly to that mass merchant. If the number of mass merchants entering into exclusive buying arrangements with software distributors were to increase, our ability to sell to those merchants would be restricted to selling through the exclusive distributor. Because we typically earn a lower gross margin on sales to distributors than on direct sales to retailers, this would have the effect of lowering our gross margins.

Our business depends on "hit" products, so if we fail to anticipate changing consumer preferences and produce "hits", we could suffer declining revenues.

         The market for interactive entertainment software is largely "hits" driven. Few such entertainment software products achieve sustained market acceptance and are regarded as "hits," and yet the products that are "hits" account for a substantial portion of revenues in the video game and computer software industry. Our future results from operations, profitability and financial condition could be negatively impacted if we fail to publish or distribute "hit" titles for popular interactive platforms. We cannot provide assurance that we will be able to publish "hit" titles in the future. Our ability to develop a "hit" title or titles is dependent on a variety of factors, many of which are beyond our control, including:

         o public tastes and preferences change rapidly and are hard to predict;

         o the timing and pricing of new interactive entertainment products published by us;

         o        the   brands,   timing   and   pricing   of  new   interactive
                  entertainment products published by our competitors;

         o        critical previews and reviews of our products; and

         o the availability, appeal and pricing of other forms of entertainment.

         If we fail to accurately predict or promptly respond to these factors, our sales could decline. Additionally, in the event that we do not achieve adequate market acceptance of a particular product, we could be forced to accept substantial product returns or grant significant markdown allowances in order to maintain a good working relationship with retailers to ensure access to their distribution channels.

Introduction of next-generation platforms leads to a decline in sales of software products for prior platforms.

         Historically, the anticipation or introduction of next-generation video game platforms has resulted in decreased sales of interactive entertainment software for prior platforms. Sony introduced its PlayStation 2 computer entertainment system in October 2000. More recently, in November 2001, Microsoft introduced its new Xbox entertainment system and Nintendo introduced its new Game Cube console. In prior fiscal years, on-going sales of our software products for Sony's original PlayStation game console or for Nintendo's N64 game console have been adversely affected as a result of consumer preferences shifting to newer video game systems. In future years we expect this trend to continue when the next generation of video game systems is announced and until one or more new platforms achieve a widely installed base of consumers. Obsolescence of software for prior interactive platforms could leave us with increased inventories of unsold titles and limited amounts of new titles to sell to consumers.

Delays in the introduction of new platforms adversely affect potential revenue.

         Our ability to effectively sell our products depends in large part on platform licensors' timely introduction of their next-generation interactive systems and the licensors' achievement of market acceptance for their platforms. Our ability to continue to sell software products that are compatible with older target platforms are dependent upon the platform licensors' efforts to continue to encourage resellers' and end users' ongoing interest in such older platforms. Limited availability of older platforms as part of a manufacturer's efforts to prepare for the commercial introduction of a new platform (e.g., the limited availability of PlayStation consoles in the United States during the first half of 2000 in preparation for Sony's launch of the PlayStation 2 in the Fall of
2000) adversely affects our sales of software products for such older interactive platforms and resulting revenues from operations. Similarly, delays in the introduction of new interactive platforms or the limited availability of hardware following the introduction of a new interactive platform (as occurred, for example, following the commercial release of the PlayStation 2 computer entertainment system in the United States) also adversely affect our revenues, and result in significant uncertainty about our quarterly and fiscal year results.

Our business could be adversely affected by the illegal copying of our software or by infringement claims brought by or against us.

         Although we use copy-protection devices, unscrupulous individuals or entities may be able to make unauthorized copies of our products or otherwise obtain and use our proprietary information and related intellectual property rights. In the event of the occurrence of a significant amount of illegal copying of the software products published or distributed by us, our resulting revenues from operations could be significantly and adversely affected.

         Although we make reasonable efforts to ensure that our products do not violate the intellectual property rights of others, we cannot provide assurances that claims of infringement will not be made against us. Any such claims, with or without merit, can be time consuming and expensive to defend.

If Internet-based game play becomes popular, we may need to quickly develop products and establish a viable Internet business model to remain competitive.

         A number of software publishers have developed or are currently developing server-based Internet games for consumers to access and enjoy over the Internet. If the Internet becomes a more popular venue for interactive video games and computer software, in order to remain competitive, we may need to rapidly develop and release additional games for the Internet, and continue to refine our business models for Internet-based games.

         In December 1999, we were issued a U.S. patent that could allow us to create a new genre of Internet-based games and related business models for such entertainment products. However, in order to fully develop the patents potential, investment would be required in research and development or to obtain rights to complementary Internet-related technologies. Without the required investment in research and development or without obtaining rights to technologies that would allow us to exploit our Internet-related patent, we cannot be certain that we will be able to fully utilize the patent in a commercially successful manner. In addition, even if we are able to use the patent in connection with the development of new Internet games or other forms of interactive entertainment that are intended to be experienced through the Internet, the development of such products will require additional investments by us. We cannot be certain that such products will be commercially successful, nor can we even be certain that our investments in developing and marketing such products will be recouped by our sales or licenses of such potential future products.

Rating systems for interactive entertainment software, government censorship, or retailer resistance to violent games could inhibit our sales or increase our costs.

         The home video game industry requires interactive entertainment software publishers to identify products within defined rating categories and communicate these ratings to consumers through appropriate package labeling and through advertising and marketing presentations consistent with each product's rating. If we do not comply with these requirements, it could delay our product introductions and require us to remove products from the market.

         Legislation is currently pending at both the federal and state level in the United States and in certain foreign jurisdictions to establish mandatory video game rating systems. Mandatory government-imposed ratings systems for interactive entertainment software products may eventually be adopted in many countries. Due to the uncertainties inherent in the implementation of such rating systems, confusion in the marketplace may occur and publishers may be required to modify or remove products from the market. However, we are unable to predict what effect, if any, such rating systems would have on our business.

         Many foreign countries have laws that permit governmental entities to censor the content of certain works, including interactive entertainment software. As a result, we may be required to modify some of our products or remove them from the market that could result in loss of revenues and additional costs to remedy such situation.

         Certain retailers have in the past declined to stock some software products because they believed that the content of the packaging artwork or the underlying products themselves would be offensive to these retailers' customer bases. Although such actions have not yet affected us, we cannot be certain that our distributors or retailers will not take such actions in the future.

If the U.S. economy continues to weaken, our business and results from operations could be adversely affected.

         We are subject to risks arising from adverse changes in consumer spending patterns. Because of the recent economic slowdown in the United States, many consumers may delay or reduce purchases of non-essential products and services. If the economic slowdown in the United States leads to decreased consumer spending on entertainment products, sales of our products would likely decline and revenues and results from operations could be significantly and adversely affected.

                         Risks Related to our Securities

Anti-takeover provisions may prevent an acquisition.

         Provisions of our restated certificate of incorporation (including the certificate of designations, preferences and rights of the Series A redeemable convertible preferred stock), bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

Our Chairman and Chief Executive Officer may be able to influence stockholder actions.

         Trip Hawkins, our Chairman and Chief Executive Officer, beneficially owns approximately 41.3 percent of our outstanding common stock. Mr. Hawkins is able to significantly influence all matters that require approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

Shares eligible for future sale may negatively affect our stock price.

         If our stockholders sell substantial amounts of common stock (including shares issued upon the exercise of options or issued upon conversion of our Series A redeemable convertible preferred stock) in the public market, the market price of our common stock could fall. The perception that such sales may occur could cause the market price of our common stock to fall on or before the date those shares are sold. Such sales also might make it more difficult for us to sell securities in the future at a time and price that we deem appropriate.

                                 THE 3DO COMPANY

         We are a leading developer and publisher of branded interactive entertainment software. We were incorporated in California in September 1991 and commenced operations in October 1991. In April 1993, we reorganized as a Delaware holding company and acquired an entity that had developed our hardware technology. We acquired Cyclone Studios in November 1995, Archetype Interactive Corporation in May 1996 and certain assets of New World Computing, Inc. in June 1996. We currently have a subsidiary in the United Kingdom, 3DO Europe, Ltd.

         Our executive offices are located at 200 Cardinal Way, Redwood City, California 94063 and our telephone number is (650) 385-3000. Our Web site is located at www.3do.com. Information contained on our Web site should not be considered part of this prospectus.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, and the other documents we incorporate by reference into this prospectus, include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may sometimes be identified by words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions. Forward-looking statements include, but are not limited to, those relating to the general direction of our business, including our ability to extend our brands across multiple genres and platforms; the timing of the introduction of some new products; our expectations regarding the number of new product releases for fiscal 2004; our expectations regarding the timing of the introduction of new platforms; our expectation that the introduction of new platforms will accelerate the video game cycle; our expectations regarding retailers preferences to stock sequels to successful brands; our expectations regarding the sufficiency of our cash reserves and of our future cash requirements; our expectations regarding cash flow from operations and our available credit facilities; our expectations regarding our ability to renew licensing agreements with our principal licensors, including Sony, Nintendo and Microsoft; our expectations regarding operating expenses; our expectations that as more advanced platforms are introduced, consumer demand for software for older platforms may decline; and our expectation that we have adequate legal defenses for legal actions arising out of the ordinary course of business and that the ultimate outcome of these actions will not have a material effect on our financial position, liquidity or results of the operations.

         Although we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. You should not rely on these forward-looking statements, which reflect our position as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered pursuant to this prospectus. All of such proceeds will be received by the selling stockholders.

                              SELLING STOCKHOLDERS

         On March 19, 2003, we issued warrants to purchase 75,000 shares of common stock in connection with a $10 million credit facility with IIG Capital, LLC. The warrants have an exercise price of $2.50 per share and are exercisable for three years. We also issued 30,000 shares of common stock and warrants, under the same terms, to purchase 30,000 shares of common stock to Atlas Capital Services, LLC and persons affiliated to Atlas Capital Services as consideration of their services in connection with the transaction. We also agreed to file with the Commission a registration statement covering the resale of the shares of common stock and the shares of common stock issuable upon exercise of the warrants.

         The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by the selling stockholders. Each selling stockholder has sole voting control over the shares shown as beneficially owned, except as otherwise noted. Because the selling stockholders may sell or distribute all or a portion of the shares of common stock at any time and from time to time after the date of this prospectus, we cannot estimate the number of shares of common stock that the selling stockholders may have upon completion of this offering. The selling stockholders did not hold any of our common stock prior to this transaction.

         Except as otherwise set forth below, each selling stockholder has not held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the purchase of shares of our common stock pursuant to the Warrant Purchase Agreement.

                                                                      Common stock
                                                    Common stock      issuable upon      Common stock
                                                  held on date of      exercise of     offered by this
          Name of selling stockholders            this prospectus       warrants          prospectus
------------------------------------------------- ----------------- ------------------ -----------------
IIG Capital, LLC (1)                                             0             75,000            75,000
Atlas Capital Services, LLC (2)                                  0             48,605            48,605
Dan Myers                                                        0              6,580             6,580
Steve Pollan                                                     0              4,815             4,815
--------------------------------------------------------------------------------------------------------
TOTAL......................................                      0            135,000           135,000

-----------------------
(1) Mr. David Hu and Mr. Martin Silver have voting and dispositive control over the securities held by IIG Capital, LLC.

(2) Steven Pollan and Thomas Diamante have voting and dispositive control in respect of securities held by Atlas Capital Services, LLC.



                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

         o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker dealer as principal and resale by the broker dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        short sales

         o broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act if available, rather than under this prospectus.

         Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.

         We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the common stock in this offering will be passed upon for us by James Alan Cook, our general counsel.

                                     EXPERTS

         The consolidated financial statements of The 3DO Company as of March 31, 2002 and 2001 and for each of the two years in the period ended March 31, 2002, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of The 3DO Company for the year ended March 31, 2000, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2002 have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the registration statement and to the exhibits filed with them. Statements in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statements, and statements relating to such documents are qualified in all respects by such reference. Anyone may inspect a copy of the registration statements without charge at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statements by writing to the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and paying prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a Web site at www.sec.gov that contains reports, proxy and information statements and other information regarding companies such as ours that file electronically with the Commission.

                      INFORMATION INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" the information that we file with them. This means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

         We incorporate by reference in this prospectus the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until our offering is complete:

         o Annual Report on Form 10-K for the fiscal year ended March 31, 2002 filed July 1, 2002;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2002 filed February 14, 2003.

         o Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 filed November 14, 2002;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002 filed August 14, 2002;

         o Current Reports of Form 8-K filed August 22, 2002, October 7, 2002, January 7, 2003, February 4, 2003, February 7, 2003,
                  March 10, 2003 and March 26, 2003;

         o        Tender Offer on Schedule TO-I filed October 23, 2002;

         o        Definitive Schedule 14A filed September 17, 2002;

         o        Definitive Schedule 14A filed July 22, 2002; and

         o The description of our common stock contained in our registration statement on Form S-1 filed pursuant to the Securities Act, including any amendment filed for purposes of updating such description.

         All documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the common stock offered in this prospectus shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to The 3DO Company, 200 Cardinal Way, Redwood City, California 94063, Attention: Investor Relations, telephone number
(650) 385-3000.

         Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

        SEC registration fee.......................................  $    22.23
        Legal fees and expenses....................................  $    5,000
        Accounting fees and expenses...............................  $    6,000
        Miscellaneous expenses.....................................           -
                                                                     ----------
             Total.................................................  $11,022.23

Item 15.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Restated Certificate of Incorporation and Bylaws, as amended, provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its executive officers and directors. The Registrant has also purchased and maintains insurance for its officers, directors, employees and agents against liabilities that an officer, a director, an employee or an agent may incur in his capacity as such.

Item 16.  Exhibits and Financial Statement Schedules

          (a)      Exhibits

     Exhibit
     Number
    ---------

       4.1*   Form of Loan and Security Agreement dated as of March 19, 2003

       4.2* Form of Warrant to Purchase Shares of Common Stock dated March 19, 2003

       4.3*   Form of Registration Rights Agreement dated as of March 19, 2003

       5.1    Opinion of James A. Cook, General Counsel

      23.1    Consent of PricewaterhouseCoopers LLP, independent accountants

      23.2    Consent of KPMG LLP, independent accountants

      23.3 Consent of James A. Cook, Executive Vice President, General Counsel and Secretary (see exhibit 5.1)

      24.1    Power  of  Attorney   (included   in   signature   pages  to  this
              registration statement)

* previously filed as exhibits to Form 8-K filed with the Securities and Exchange Commission on March 26, 2003.

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act,  and  is,  therefore,   unenforceable.  In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, on the 8th day of April 2003.

                                      THE 3DO COMPANY



                                      By:  /s/ William M. Hawkins, III
                                           -------------------------------------
                                           William M. Hawkins,  III
                                           Chief Executive Officer and
                                           Chairman of Board


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, William M. Hawkins, III and David Wittenkamp, as his true and lawful attorney-in-fact and agent, with full power of substitution for him and his name, place and stead, in any and all capacities, to sign all amendments (including post-effective amendments) to this registration statement on Form S-3, and each of the undersigned does hereby ratify and conform all that each of said attorney and agent, or his substitutes, shall do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         Signature                                         Title                                Date
         ---------                                         -----                                ----

/s/ William M. Hawkins, III             Chief Executive Officer and Chairman of
----------------------------            the Board (Principal Executive Officer)            April 8, 2003
  William M. Hawkins, III


/s/ David Wittenkamp                    Chief Financial Officer (Principal
----------------------------            Financial Officer and Principal                    April 8, 2003
   David Wittenkamp                     Accounting Officer)


/s/ William A. Hall                     Director                                           April 8, 2003
----------------------------
   William A. Hall


/s/ H. William Jesse, Jr.               Director                                           April 8, 2003
----------------------------
  H. William Jesse, Jr.

/s/ Richard S.F. Lehrberg               Director                                           April 8, 2003
----------------------------
  Richard S.F. Lehrberg

                                      II-5

                                  EXHIBIT INDEX
     Exhibit
      Number
     -------
       4.1*   Form of Loan and Security Agreement dated as of March 19, 2003

       4.2*   Form of Warrant to Purchase Common Stock dated March 19, 2003

       4.3*   Form of Registration Rights Agreement dated as of March 19, 2003

       5.1    Opinion of James A. Cook, General Counsel

      23.1    Consent of PricewaterhouseCoopers LLP, independent accountants

      23.2    Consent of KPMG LLP, independent accountants

      23.3 Consent of James A. Cook, Executive Vice President, General Counsel and Secretary (see exhibit 5.1)

      24.1    Power  of  Attorney   (included   in   signature   pages  to  this
              registration statement)

* previously filed as exhibits to Form 8-K filed with the Securities and Exchange Commission on March 26, 2003.